Exhibit 23.2

Consent of Independent Auditor

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Enviva Partners, LP for the registration of 6,153,846 shares of its common units and to the incorporation by references therein of our report dated July 3, 2020, with respect to the financial statements of Enviva Pellets Greenwood, LLC as of and for the year ended December 31, 2019, included in its Current Report on Form 8-K dated July 7, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

July 9, 2020